Exhibit 10.1
July 29, 2010
Expedition 2010: Optical Services Agreement
This document will set forth the agreement (“Agreement”) between RMS Titanic, Inc. (“RMST”) and Woods Hole Oceanographic Institution (“WHOI”) with respect to WHOI providing services to RMST on the terms and conditions set forth herein.
I. ENGAGEMENT. RMST hereby engages WHOI, on an independent contractor basis, to perform the Services (as defined below), and WHOI hereby accepts and agrees to such engagement, on the terms and conditions set forth herein.
II. TERM. The term of this Agreement shall commence on July 30, 2010 and end on the later of August 1, 2011 or when WHOI completes the complete and satisfactory performance of its Services (the “Term”), subject to full execution of this Agreement, unless earlier terminated as provided below.
III. NATURE OF SERVICES.
The Advanced Imaging and Visualization Laboratory, AIVL, at WHOI, proposes to acquire and provide to RMST 2D and 3D HDTV imagery during the planned expedition to the RMST Titanic in 2010 (“Expedition 2010”). WHOI will provide to the best of its ability and within the scope of the budget and schedule the project services described in the document entitled “Optical Survey of the Wreck of the RMS Titanic,” attached hereto as Exhibit A. Exhibit A was written by WHOI as a Survey Strategy and Recommendations for the RMST 2010 expedition and RMST’s partners not as a WHOI statement of work.
The complete raw HDTV imagery (including 2D and 3D) will be delivered to RMST within forty-five (45) days after the date on which the vessel Jean Charcot returns to port after the conclusion of Expedition 2010. Format and media type to be delivered to RMST will be mutually agreed to by both parties prior to the beginning of the expedition preparations. In addition to the delivery of the raw HDTV imagery, within nine (9) months following the date on which the vessel Jean Charcot returns to port after the conclusion of Expedition 2010 (subject to extensions of time as may be mutually agreed in writing by the parties), WHOI will deliver the following:
RMST Exhibitions, Inc.,
3340 Peachtree Road NE, Suite 2250 Atlanta, Georgia 30326
Phone 404.842.2600 Fax 404.842.2626
www.bodiesrevealed.com www.rmstitanic.net www.titanicscience.com

(1) An approximately sixty (60) minute 2D processed highlight video and a short 3D processed highlight video from the expedition, subject and content to be determined by WHOI as reasonably approved by RMST.
(2) Selected still imagery taken during Expedition 2010 which has been processed by WHOI, subject and content to be determined by the parties and approved by RMST. Delivery format to be determined by the parties and approved by RMST.
(3) Selected still image mosaics based upon optical data collected by AIVL and OSL-Waitt during the RMST 2010 expeditions. Delivery format to be determined by the parties and approved by RMST.
(4) The following Mosaics (schedule for the mosaic creation part of the project will be at least 9 months from WHOI receiving processed Navigation and Acoustic data from the other participants on the cruise.
a.) Down-looking 2D mosaic of Bow
b.) Down-looking 2D mosaic of Stern
c.) 2D Side view of Bow section
d.) 2D Side view of Stern section if imaged and deemed appropriate because of imagery type and layout of stern section (optional)
e.) 2D down-looking mosaic of heavy debris window size to be determined by the parties and approved by RMST.
f.) 2D Down-looking small mosaics of selected large targets to-be-determined by the parties and approved by RMST.
g) 2D Down-looking mosaic of entire debris field on a best effort basis. Currently the mosaiking and post-processing budget is only partially funded. This coupled with the fact that producing a mosaic as large as the entire debris field is truly a research project, AIVL cannot guarantee at this time the success of the ultra large mosaic as set forth in section (g). AIVL agrees to pursue this mosaic doing the best job possible with its existing tools and expedition data. No new tools or methodologies will be developed as part of this project but AIVL reserves the right to test other tools and methods developed on other projects with the data collected during the 2010 RMST expedition.

(5) AIVL agrees to provide all data and imagery recorded and/or produced by AIVL on or after Expedition 2010 in accordance with the Services described in Exhibit A, to include all of the optical imagery, including the 2D photo-mosaics. Delivery format to be determined by the parties and approved by RMST.
For avoidance of doubt, the Services, data and imagery to be provided herein includes all of the Services set forth in Exhibit A and above, except the 3D Stills, 3D photo-mosaic, 3D Blu-ray and the produced and processed 3D HDTV imagery/film, which items are not included within the scope of this Agreement.
IV. EXPENSES/PAYMENTS TO VENDORS
The travel costs for this proposal are covered in the WHOI proposal. Reimbursements will be made according to WHOI policies and procedures.
V. NON-EXCLUSIVITY.
Although WHOI’s services shall be rendered on a non-exclusive basis during the Term, WHOI will not perform any work which presents a conflict of interest or which impairs WHOI’s ability to render services for RMST hereunder in a diligent, professional manner and in accordance with all of the terms and conditions hereof.
VI. RELATIONSHIP OF THE PARTIES.
A. Nothing contained herein shall be deemed to create any association, partnership, joint venture or the relationship of principal/agent or employer/employee between WHOI on the one hand and RMST on the other hand; WHOI is an independent contractor and shall perform all services hereunder as such.
B. WHOI shall not have the authority to make financial commitments on behalf of RMST, nor shall WHOI have the authority to incur any financial obligations in RMST’s name, without the express written approval of the RMST designee. Any attempt to do so shall be a breach of this Agreement.

C. All of WHOI’s activities covered by this agreement shall be conducted in accordance with the attached Exhibit A, and with regular consultation with RMST or its designee.
D. WHOI, for itself, its employees, agents, successors and assigns waives and releases RMST from any claim that it now has, or in the future may have as a salvor-in-possession of the RMS TITANIC as a result of its participation on Expedition 2010, or the services provided hereunder. WHOI represents that the cost of the services provided hereunder has been agreed to by arms lengths negotiations between the parties and represents the fair market value for such services.
VII. COMPENSATION.
RMST shall pay the WHOI a total of $1,049,450.00 (ONE MILLION FORTY NINE THOUSAND FOUR HUNDRED AND FIFTY US Dollars) payable in installments as follows: one-half (1/2) upon execution of this agreement, one-quarter (1/4) upon the conclusion of Expedition 2010, and one-quarter (1/4) upon the complete delivery of the documents, information, and imagery as set forth in Section III above.
VIII. OWNERSHIP.
A.
All services and work product to be performed by WHOI hereunder, all results thereof and all materials recorded, created and/or produced by WHOI on the Expedition 2010 (whether or not delivered by WHOI to RMST, whether or not copyrightable and whether created alone or in conjunction with any other person or entity), including without limitation, all data, video footage and still photography and all copyright and other intellectual property rights therein (collectively, the “Materials”), shall be owned exclusively by RMST and shall, to the greatest extent possible, be considered “works-made-for-hire” for the benefit of RMST within the meaning of the United States Copyright Act. To the extent that any of the Materials are not considered works-made-for-hire for RMST, WHOI will sign a separate agreement assigning such Materials to RMST.

B.
RMST agrees that it will execute a royalty-free, perpetual, non-exclusive license to WHOI (as set forth in a later written license agreement to be negotiated in good faith and later entered by the parties) to utilize any or all of the Materials for non-commercial purposes (except where limited by the rights of third parties such as any broadcast or television production licensee of RMST), and specifically provided that WHOI will not release or use (or authorize third parties to use) any such Materials for any television or other media or other commercial exploitation without first receiving RMST’s written permission.

C.
RMST is entitled to freely utilize all video, photographs and other work product, data and other intellectual property and other Materials from the Expedition and/or generated by WHOI, under this agreement, in its exhibitions, websites, marketing, public relations and ancillary revenue streams (including by licensing certain television programming and other rights to third-parties) and to retain 100% of the revenue generated from the exploitation of such intellectual property and other Materials and the uses described herein.

D.
Except as provided for in this section (including the royalty-free licenses to WHOI described herein), WHOI agrees that it shall have no right to use the Materials other than as required directly in the performance of services hereunder or by subsequent written agreement of the parties. Any and all intellectual property obtained during Expedition 2010 not using WHOI services or technology will also be owned exclusively by RMST, with certain non-commercial rights of use to be licensed to WHOI on a similar royalty-free, perpetual and non-exclusive basis (except where limited by the rights of third parties such as any broadcast licensee), as set forth in a written license agreement to be negotiated in good faith and later entered by the parties.

E.
RMST and/or RMST’s licensees, successors and assigns shall be considered, forever and for all purposes throughout the universe, the author of the Materials and the sole copyright owner thereof, and the owner of all rights therein, whether or not copyrightable, and all proceeds derived therefrom, with the right to make such changes to the Materials and such uses and dispositions thereof, in whole or in part, by all means, methods and media, whether now known or hereafter invented, as RMST may, from time to time, determine as author and owner of the Materials. RMST shall not be required to pay any additional fees or royalties for the rights conveyed to RMST by WHOI hereunder.

F.
Notwithstanding the above, WHOI reserves the right to publish data obtained from this Expedition at its discretion (except where limited by the rights of any broadcast or television production licensee of RMST), so long as the publications do not interfere with, violate or undermine RMST’s goals and role as salvor-in-possession, its agreements with third parties or RMST’s own design and presentation of its Titanic exhibitions or other commercial enterprises. The Parties agree to meet and confer to resolve any questions or disputes over the placement and utilization by WHOI of its data and imagery obtained during Expedition 2010.

IX. TERMINATION.
A. Either party shall have the right to terminate this Agreement effective immediately upon the other party’s material breach of this Agreement.
B. WHOI agrees that upon termination for any reason, including, without limitation, as a result of a material breach hereunder or the end of the Term hereof, WHOI will immediately turn over to RMST all data and imagery obtained during Expedition 2010 or during the term of this Agreement.
X. LIMITATION ON SERVICES.
No third parties other than the authorized representatives of WHOI shall be engaged in connection with the provision of WHOI’s Services hereunder without the prior, written consent of RMST. WHOI Contractors will be covered under WHOI’s agreement with RMST and the associated non-disclosure agreements.
XI. REPRESENTATIONS WARRANTIES AND INDEMNITIES. WHOI represents and warrants to RMST the following:
A. WHOI has the full right, power and authority to enter into and fully perform this Agreement and to grant all of the rights granted hereunder.
B. WHOI shall have the sole responsibility of paying any and all withholding, payroll (including, without limitation, any and all FICA and/or FUTA payroll taxes) and employment taxes, worker’s compensation insurance premiums and all other taxes and charges incidental to the rendition of services and payment of compensation under this Agreement as may be required by law.
XII. CONFIDENTIALITY.
WHOI represents and warrants that, except as specifically authorized by RMST in writing, all information and other data developed or acquired by or furnished to WHOI in the performance of this Agreement shall be used only in connection with services provided to RMST.

WHOI and RMST agree to mutual non-disclosure agreements to be agreed upon outside of this agreement.
XIII. RMST’S IMAGE AND TRADEMARKS.
A. WHOI agrees that it is of the essence of this Agreement that every aspect of its respective activities hereunder be consistent with the public image and reputation of RMST and its affiliates. WHOI will submit for RMST’s prior written approval all plans and materials connected with its activities hereunder, including, without limitation, any materials containing any name, trademark, service mark, logo, design or trade dress of RMST or any of its subsidiaries, affiliates or Exhibition licensors (collectively, the “RMST Trademarks and Designs”), and with the results and proceeds thereof, WHOI will make any modifications which RMST determines are necessary to conform with this provision.
B. No use of the RMST Trademarks and Designs may be made by WHOI except with RMST’s prior written approval and in connection with services provided except that WHOI may use RMST’s letterhead, with its Trademarks and Designs, in written or email correspondence with third-parties provided that such correspondence is in furtherance of and consistent with the terms and conditions of this Agreement. No use of the WHOI Trademarks and Designs may be made by RMST except with WHOI’s prior written approval and in connection with services provided.
XIV. INDEMNITY.
WHOI shall indemnify, defend and hold harmless RMST, its owners, partners, affiliates and subsidiaries and their respective directors, officers, employees, sponsors, agents, successors and assigns from and against any and all claims, liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees and witness’ fees, arising out of, or connected with (1) the participation by WHOI and its authorized employees representatives and agents on Expedition 2010, (2) the use by RMST of any Materials provided in connection with this Agreement; or (3) any breach or alleged breach of any of WHOI representations, warranties, or obligations under this Agreement.

XV. COMPLIANCE. WHOI shall abide by all applicable laws and regulations relating to the services to be performed hereunder, and any other venue relative to conduct on and use of such premises.
XVI. ASSIGNMENT. This Agreement is personal in nature and may not be assigned by WHOI without the prior written consent of RMST; any attempt to assign without receiving such consent shall be void and of no effect ab initio.
XVII. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements entered into and wholly to be performed in the State of Georgia without recourse to its conflict of laws principles.
XVIII. NOTICES. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed received on the date sent if given personally, by email or by telefax.
XIX. SURVIVAL. The conditions, representation, warranties and indemnifications contained in this Agreement shall survive the termination or expiration of services and the payment of compensation hereunder
XX. ENTIRE AGREEMENT. This document contains the entire agreement and understanding between RMST and WHOI relating to the services to be provided hereunder and supersedes all prior agreements between the parties. Accordingly, this Agreement may not be altered, amended, modified, or otherwise changed, nor may any of the terms hereof be waived, except by an instrument in writing signed by both parties.
If the foregoing represents your understanding of our Agreement, please sign in the space provided below. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one agreement. Facsimile copies and electronic Portable Document Format files of executed signature pages will be deemed original for all purposes.

ACCEPTED and AGREED:
/s/ Laurence P. Madin
Laurence P. Madin
Executive Vice President and Director of Research Woods Hole Oceanographic Institution

Date: July 30, 2010

/s/ John A. Stone
John A. Stone
Chief Financial Officer, RMS Titanic Inc.

Date: July 30, 2010